Exhibit 28



                            DATED November 24, 2003

                            PACIFIC CENTURY REGIONAL
                              DEVELOPMENTS LIMITED








     ----------------------------------------------------------------------
                               THIRD SUPPLEMENTAL

                                    DEED POLL

                                  relating to

        US$100,000,000 Secured Redeemable Exchangeable Bonds Due 2006 to 2007 for Ordinary Shares of Par Value HK$0.25 Each of PCCW Limited
     ----------------------------------------------------------------------


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THIS THIRD SUPPLEMENTAL DEED POLL is entered into as a deed this 24th day of
November 2003


BY:


PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED, a company incorporated under the laws of Singapore and whose registered office is at 6 Battery Road, #38-01, Singapore 049909 (the Issuer).

WHEREAS:

(A) The Issuer executed a deed poll dated 15 January 2002 relating to US$100,000,000 secured redeemable exchangeable bonds due 2006 to 2007 exchangeable for ordinary shares of HK$0.05 par value each of Pacific Century CyberWorks Limited as amended and supplemented by a Supplemental Deed Poll dated 28 October 2002 and a Second Supplemental Deed Poll dated 11 June 2003 (collectively, the Original Deed Poll).

(B) The purpose of this Supplemental Deed Poll is to amend the Original Deed Poll and certain provisions of the Conditions. This Supplemental Deed Poll is accordingly supplemental to the Original Deed Poll.

(C) Intel Capital Corporation (ICC) holds 100 per cent in aggregate principal amount of the outstanding Bonds, has consented to the amendments to the Original Deed Poll contained in this Supplemental Deed Poll and is executing this Supplemental Deed Poll under hand (which the Issuer acknowledges is sufficient for all purposes) to evidence that consent as contemplated by Condition 16 of the Original Deed Poll. The Issuer acknowledges that ICC is the holder of 100 per cent in aggregate principal amount of the outstanding Bonds and the Issuer has accordingly declined to set a record date for the purposes of determining the holders of outstanding Bonds entitled to give consent to an amendment to the Original Deed Poll.

NOW THIS SUPPLEMENTAL DEED POLL WITNESSES AND DECLARES AS FOLLOWS:

1.       DEFINITIONS AND INTERPRETATION

1.1 For all purposes of this Supplemental Deed Poll (including the recitals):

         (a) capitalised terms used and not otherwise defined herein shall have the meanings as defined in the Original Deed Poll, as such defined terms may be amended, modified or supplemented from time to time, in accordance with the terms thereof; and

         (b) the principles of construction and rules of interpretation set forth in clause 1 of the Original Deed Poll shall apply.



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1.2      Effective Date means the date on which the conditions set out in Clause
         3 are satisfied.

2.       AMENDMENT OF THE ORIGINAL DEED POLL

         With effect from the Effective Date, the Deed Poll and the following Conditions shall be amended as follows:

         (a) The existing provisions of Condition 7(d) shall be deleted in their entirety and substituted with the following provision:

                  "(d)     Exchange Price

                           (i) Subject to the provisions of this Condition 7(d), the Exchange Price will be the US dollar equivalent of HK$8.50 per Share (such HK dollar amount and any adjustments thereto pursuant to these Conditions being at a fixed exchange rate of one US dollar = 7.80 HK dollars) subject to adjustment in the manner provided in Condition 7(f).

                           (ii) As set out in Condition 7(e) the number of Shares forming the Exchange Property shall be altered following an adjustment to the Exchange Price with additional Shares, cash or other property forming part of the Exchange Property (subject as set out below).

                           (iii) On the Business Day falling 180 days prior to 7 December 2005 (the Exchange Price Reset
                                    Date) the Exchange Price will be
                                    recalculated as the lower of the US dollar equivalent of:

                                    (A)      HK$8.50 per Share (such HK dollar
                                             amount and any adjustments thereto
                                             pursuant to these Conditions being
                                             at a fixed exchange rate of one US
                                             dollar = 7.80 HK dollars); and

                                    (B)      an amount per Share calculated as
                                             110% of the average of the closing
                                             quotations published in the daily
                                             official list of the Stock Exchange
                                             (or the equivalent quotation sheet
                                             of such other stock exchange on
                                             which the Shares are listed) for
                                             one Share, for the 60 Trading Days
                                             prior to the Exchange Price Reset
                                             Date (such HK dollar amount and any
                                             adjustments thereto pursuant to
                                             these Conditions being at the Spot
                                             Rate on the Exchange Price Reset
                                             Date).

                                    With effect from the Exchange Price Reset
                                    Date, the applicable Exchange Price shall be as determined under this Condition 7(d)(iii) (subject to the provisions of Condition 7(f))."

         (b) The existing provisions of sub-paragraph (iii) of Condition 12(l) shall be deleted in their entirety and substituted with the following provision:

                  " (iii) the Issuer sells, transfers, or otherwise disposes of more than 5% in aggregate of the issued share capital of PCCW at any time after 11 June 2003; or"

         PROVIDED ALWAYS THAT none of amendments set forth in this Clause 2 (collectively, the Amendments) shall take effect unless all such Amendments take effect simultaneously.



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3.       CONDITIONS

3.1      The Amendments shall be subject to the following conditions:

         (a) to the extent required under the Listing Manual of Singapore Exchange Securities Trading Limited ("Singapore Stock Exchange") and the Singapore Companies Act, Cap 50, the shareholders of the Issuer passing at a duly convened extraordinary general meeting of the Issuer a resolution to approve the entry into by the Issuer of this Supplemental Deed Poll and the re-setting of the Exchange Price pursuant hereto (the Resolution); and

         (b) the Issuer obtaining all approvals or waivers from the Singapore Stock Exchange (if any) necessary to effect the Amendments.

3.2 The Issuer shall use reasonable endeavours to procure fulfilment of the conditions set forth in Clause 3.1 as soon as reasonably practicable. In particular, the Issuer shall:

         (a) convene an extraordinary general meeting of its shareholders to be held on or before 28 February 2004 for the purpose of passing the Resolution; and

         (b) use its reasonable endeavours to, and shall use reasonable endeavours to procure its directors (to the extent not inconsistent with their fiduciary duties) to use their reasonable endeavours to, respond to any reasonable questions addressed to the Issuer or its directors (as the case may be) by its shareholders or the Singapore Stock Exchange and comply with any reasonable requirements imposed on the Issuer or its directors (as the case may be), by the Singapore Stock Exchange.

3.3 If the conditions referred to in Clause 3.1 are not satisfied on or before 28 February 2004, or such other date as the Issuer and ICC may agree in writing, this Supplemental Deed Poll shall immediately cease and terminate and no party shall be under any liability to any other in respect of this Supplemental Deed Poll (save for antecedent breaches of this Supplemental Deed Poll).

4.       MISCELLANEOUS

4.1 The provisions of clause 8 of the Original Deed Poll shall apply to this Supplemental Deed Poll, mutatis mutandis.

4.2 The Issuer undertakes to stamp this Supplemental Deed Poll in Singapore and to enclose a memorandum of this Supplemental Deed Poll on the Original Deed Poll and shall on request provide a copy of the Original Deed Poll, with such endorsement, certified to be a true copy by a director of the Issuer or by its solicitors, to ICC and/or to any future Bondholder making such request.

4.3 Save as otherwise provided herein, all the terms and conditions contained in the Original Deed Poll shall continue in full force and effect and that the Original Deed Poll and this Supplemental Deed Poll shall hereafter be read and construed as one instrument. In the event of conflict between the Original Deed Poll and this Supplemental Deed Poll, this Supplemental Deed Poll shall prevail.



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IN WITNESS whereof this Supplemental Deed Poll has been duly executed and delivered as a deed poll the day and year first above written.

The Common Seal of Pacific Century                )

Regional Developments Limited                     )
was affixed in the presence of:                   )

                                          Director
                                                     ---------------------------


                                Director/Secretary
                                                     ---------------------------







and has been executed under hand by ICC in its capacity as Bondholder to evidence its consent as contemplated above:


INTEL CAPITAL CORPORATION




By:
   --------------------------------

Name:
     ------------------------------

Title:
      -----------------------------






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